Exhibit 99.1
Hanmi Financial Corp. Nominates New Director
LOS ANGELES – April 6, 2009 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that William J. Stolte has been nominated to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank. Mr. Stolte’s appointment is subject to regulatory approval.
Mr. Stolte, 62, began his career in 1968 with the U.S. Treasury Department’s Office of the Comptroller of the Currency (OCC), first in New York, then in Washington, D.C., and subsequently (from 1988 to 1992) in San Francisco, where, as Deputy Comptroller of the Western District, he was responsible for the regulatory supervision of approximately 450 national banks. Following his tenure at the OCC, Mr. Stolte served as a partner of Secura Group (since acquired by LECG), and as a director in the San Francisco office of Deloitte & Touche, LLP.
More recently, and until his retirement last December, Mr. Stolte was for eight years a Senior Executive Vice President with Union Bank of California in San Francisco, where he headed an independent group responsible for evaluating the risk management processes used to identify, monitor and control risks in the bank’s various business lines and support units. Mr. Stolte has a B.A. in economics from Saint Ambrose University in Davenport, Iowa.
“I look forward to welcoming Mr. Stolte to the Bank,” said Jay S. Yoo, President and Chief Executive Officer. “With more than four decades in the financial services industry, he will be an excellent addition to Hanmi’s Board of Directors. In addition to his deep understanding of the OCC, he has extensive experience in regulatory risk management, notably as it pertains to credit and compliance issues.”
Mr. Yoo further noted that Richard B.C. Lee has resigned from Hanmi Financial Corporation’s Board of Directors. “We thank Mr. Lee for his many years of service to Hanmi and its shareholders,” said Mr. Yoo.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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